Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE AMENDED
CERTIFICATE OF INCORPORATION
OF
PLX PHARMA INC.
_______________________________________________
Pursuant to Section 242 of the General Corporation Law of the State of Delaware

It is hereby certified that:

1.The name of the corporation is: PLx Pharma Inc. (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on January 14, 2010.

2.The Certificate of Incorporation of the Corporation is hereby amended by striking Article “FOURTH”, Section 1 thereof, so that, as amended said Article “FOURTH”, Section 1 shall read in its entirety, as follows:

“1. Classes of Stock. The total number of shares which the Corporation is authorized to issue is One Hundred One Million (101,000,000) shares, consisting of One Hundred Million (100,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”), and One Million (1,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). The Board of Directors of the Corporation is hereby authorized, at its discretion, by filing one or more certificates pursuant to the Delaware General Corporation Law, to provide for one or more series of Preferred Stock out of the unissued shares of Preferred Stock and, with respect to any series, to issue shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether the dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the Preferred Stock, in each case without any further action or vote by the Corporation’s stockholders.”

3.The amendment of the Certificate of Incorporation of the Corporation effected by this Certificate was duly authorized by the Board of Directors of the Corporation and the stockholders entitled to vote thereon in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed by the undersigned this 19th day of February, 2019.

PLX PHARMA INC.

By:	/s/ Rita O’Connor
	Name:	Rita O’Connor
	Title:	Chief Financial Officer